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                                             RULE NO. 424(b)(3)
                                             REGISTRATION NO. 333-95805
                                             REGISTRATION NO. 333-92161


PROSPECTUS SUPPLEMENT
(To Prospectus dated January 31, 2000)

                            [LOGO] PHARMACEUTICAL HOLDRS(SM)

                       1,000,000,000 Depositary Receipts
                         Pharmaceutical HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated January 31, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Pharmaceutical HOLDRS(SM) Trust.

   The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                         Primary
                                                  Share  Trading
               Name of Company            Ticker Amounts Market
      ----------------------------------  ------ ------- -------
      Merck & Co., Inc.                    MRK      22    NYSE
      Pfizer Inc. (/1/)                    PFE      58*   NYSE
      Johnson & Johnson                    JNJ      13    NYSE
      Bristol-Myers Squibb Company         BMY      18    NYSE
      Eli Lilly & Company                  LLY      10    NYSE
      Schering-Plough Corporation          SGP      14    NYSE
      American Home Products Corporation   AHP      12    NYSE
      Abbott Laboratories                  ABT      14    NYSE
      Biovail Corporation (/2/)            BVF       2    NYSE
      King Pharmaceuticals, Inc. (/3/)      KG     1.5*   NYSE
      Forest Laboratories, Inc.            FRX       1    NYSE
      Andrx Corporation                    ADRX      2*  NASDAQ
      Allergan, Inc.                       AGN       1    NYSE
      Jones Pharma Inc.                    JMED    1.5*  NASDAQ
      Watson Pharmaceuticals, Inc.         WPI       1    NYSE
      ICN Pharmaceuticals, Inc.            ICN       1    NYSE
      Mylan Laboratories, Inc.             MYL       1    NYSE
      IVAX Corporation                     IVX     1.5*   AMEX

-------
* Reflects previous stock split or business combination transaction.

(1) On June 19, 2000, Pfizer Inc. completed its acquisition of Warner-Lambert Company, exchanging 2.75 shares of Pfizer common stock for each share of Warner-Lambert common stock. As a result, the eight shares of Warner-Lambert previously represented in each round-lot of 100 Pharmaceutical HOLDRS have been exchanged for 22 shares of Pfizer. The share amount of Pfizer represented by a round-lot of 100 Pharmaceutical HOLDRS is now 58.
(2) On March 16, 2000, Biovail Corporation International changed its name to Biovail Corporation.
(3) On May 23, 2000, King Pharmaceuticals, Inc. began trading on the New York Stock Exchange under the symbol "KG".

   In March 2000, Monsanto Company merged with Pharmacia & Upjohn, Inc., creating the combined company Pharmacia Corporation. As a result, shares of Pharmacia Corporation were distributed to holders of Pharmaceutical HOLDRS and shares of common stock of Pharmacia & Upjohn, Inc. are no longer represented in the Pharmaceutical HOLDRS.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

           The date of this prospectus supplement is June 30, 2000.